Exhibit 10.5

Director Compensation Summary

(to be effective as of the May 2013 Annual Meeting of the Board of Directors)

Upon initial appointment to the Board of Directors other than at an annual meeting of stockholders, each such initially appointed non-employee director shall receive, for the period from the appointment through the end of the director service year during which the appointment is made, a pro rata portion of, and at every annual meeting of stockholders at which a non-employee director is elected or re-elected, each such elected or re-elected non-employee director shall receive, (i) an annual award of restricted stock or restricted stock units having a value of $140,000, and (ii) the annual cash retainer(s) set forth below for board membership, committee membership, and board/committee leadership to which such non-employee director is appointed:

	Annual Membership Retainer	Annual Retainer Supplement for Committee Chairmanship
Board of Directors	$65,000	N/A
Audit Committee	$15,000	$15,000
Compensation Committee	$10,000	$10,000
Governance and Nominating Committee	$10,000	$10,000
Investment Committee	$10,000	$10,000

Upon the appointment of any non-employee director as Chairman of the Board, the non-employee director so appointed shall receive additional annual compensation in the amount of $163,800, of which 50% shall be payable in cash, and 50% shall be payable in restricted stock or restricted stock units; provided, however, that any non-employee director so appointed other than immediately following the annual meeting of stockholders shall receive a pro rata portion thereof for the period from the appointment through the end of the director service year.

Unless the director’s board service is earlier terminated, restricted stock or restricted stock units awarded to non-employee directors will vest on May 28th of the year following the date of grant; provided, however, that subject to the terms of applicable award agreements, unvested restricted stock or restricted stock units held by (i) any non-employee director who is not nominated for or elected to a new term, including for example, due to a reduction in the size of the Board, age precluding a re-nomination, the identification of a new nominee, or the desire to retire at the end of a term, or (ii) any non-employee director who resigns at Quanta’s convenience, including any resignation resulting from the non-employee director’s failure to receive a majority of the votes cast in an election for directors as required by Quanta’s Bylaws, will vest in full on the earlier of (a) May 28th of the year following the date of grant or (b) the date of such non-employee director’s termination of service.

Each non-employee director shall receive a fee for attendance at each meeting of the Board of Directors or any committee in excess of the number of meetings per director service year specified below as follows:

	Fee for Meetings in Excess of the Following Number Per Service Year:	Attendance in Person	Participation by Telephone
Board of Directors	9	$2,000	$1,000
Audit Committee	9	$1,000	$500
Compensation Committee	9	$1,000	$500
Governance and Nominating Committee	9	$1,000	$500
Investment Committee	9	$1,000	$500

Directors are reimbursed for reasonable out-of-pocket expenses incurred in attending meetings of the Board of Directors or the committees thereof, and for other expenses reasonably incurred in their capacity as directors of Quanta.

Notwithstanding anything herein to the contrary, directors who also are employees of Quanta or any of its subsidiaries do not receive additional compensation for serving as directors.

Revised: May 22, 2013